Exhibit 5

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, WI 53202-4497

Phone: (414) 277-5000

www.quarles.com

October 25, 2007

Metavante Holding Company

770 North Water Street

Milwaukee, Wisconsin 53202

Re:	Metavante Executive Deferred Compensation Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement of Metavante Holding Company (the “Company”) on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed issuance by the Company of up to $150,000,000 deferred compensation obligations (the “Deferred Compensation Obligations”) that may be issued pursuant to the Metavante Executive Deferred Compensation Plan (the “Plan”). This opinion is conditioned upon and subject to the assumption that the transactions discussed in the Company’s registration statement on Form S-4 (File No. 333-143143), as amended and declared effective (the “Form S-4 Registration Statement”), will be successfully completed as described therein.

We have examined: (i) the Registration Statement; (ii) the Company’s Articles of Incorporation and By-laws, each as amended to date as well as the forms of such documents expected to be adopted prior to the closing of the transactions discussed in the Form S-4 Registration Statement; (iii) the Plan; (iv) the corporate proceedings relating to the adoption and approval of the Plan; and (v) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion. In giving such opinion, with respect to factual matters, we have relied upon certificates or representations made by duly authorized representatives of the Company and certificates of public officials.

On the basis of the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation incorporated and validly existing under the laws of the State of Wisconsin.

2.	The Deferred Compensation Obligations, when issued in accordance with the Plan and the Registration Statement, will be legally issued and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP